    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998


                                                              FILE NO. 333-43333

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                                BERMUDA                                                        NOT APPLICABLE
                     (State or other jurisdiction                                               (IRS Employer
                   of incorporation or organization)                                         Identification No.)

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                             HAMILTON HM11, BERMUDA
                                 (441) 292-8374
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


    *Tyco International Ltd. maintains its registered offices at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM11, Bermuda. The executive offices of Tyco International (US) Inc., the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America, is located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                                   COPIES TO:
                             JOSHUA M. BERMAN, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                         PROPOSED               PROPOSED
                                                                   AMOUNT                 MAXIMUM                MAXIMUM
                  TITLE OF EACH CLASS OF                            TO BE             OFFERING PRICE            AGGREGATE
               SECURITIES TO BE REGISTERED                       REGISTERED            PER UNIT (1)        OFFERING PRICE (1)
Debt Securities (2).......................................
Common Shares, par value $0.20 per share (3)(4)...........
Share Purchase Contracts (5)..............................
Share Purchase Unit(6)....................................
Total.....................................................  U.S.$2,000,000,000(7)          100%           U.S.$2,000,000,000(7)


                                                                  AMOUNT OF
                  TITLE OF EACH CLASS OF                        REGISTRATION
               SECURITIES TO BE REGISTERED                           FEE
Debt Securities (2).......................................
Common Shares, par value $0.20 per share (3)(4)...........
Share Purchase Contracts (5)..............................
Share Purchase Unit(6)....................................
Total.....................................................     U.S.$590,000(8)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.
(2) Subject to note (7) below, there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed U.S.$2,000,000,000, less the dollar amount of any securities previously issued hereunder.

(3) Subject to note (7) below, there are being registered hereunder an indeterminate number of Common Shares as may be sold, from time to time, by the Registrant, including Common Shares issuable upon settlement of the Share Purchase Contracts or Share Purchase Units.


(4) With attached rights ("Rights") to purchase additional Common Shares in certain circumstances. The Rights trade with the Common Shares and the value, if any, attributed to the Rights is reflected in the market price of the Common Shares.


(5) Subject to note (7) below, there are being registered hereunder an indeterminate amount and number of Share Purchase Contracts, representing rights to purchase Common Shares, as may be sold from time to time by the Registrant.


(6) Subject to note (7) below, there are being registered hereunder an indeterminate amount and number of Share Purchase Units, representing ownership of Share Purchase Contracts and Debt Securities or debt obligations of third parties, including U.S. Treasury Securities, as may be sold from time to time by the Registrant.

(7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$2,000,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(8) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(o) promulgated thereunder, is .000295 of the maximum aggregate offering price at which the securities registered pursuant to this Registration Statement are proposed to be offered and has been previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998


PROSPECTUS

                                 $2,000,000,000

                            ------------------------

                            TYCO INTERNATIONAL LTD.
                            ------------------------

                                DEBT SECURITIES
                                 COMMON SHARES
                            SHARE PURCHASE CONTRACTS
                              SHARE PURCHASE UNITS
                            ------------------------

    Tyco International Ltd. (the "Company" or "Tyco") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series,
(ii) common shares, par value $0.20 per share ("Common Shares"), (iii) Share Purchase Contracts ("Share Purchase Contracts") to purchase Common Shares or
(iv) Share Purchase Units ("Share Purchase Units"), each representing ownership of a Share Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Shares under the Share Purchase Contracts (the Debt Securities, Common Shares, Share Purchase Contracts and Share Purchase Units are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed U.S.$2,000,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

    Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modification of the covenants and any other specific terms thereof; (ii) in the case of Common Shares, the number of shares of Common Shares and the terms of the offering and sale thereof; (iii) in the case of Share Purchase Contracts, the number of Common Shares issuable thereunder, the purchase price of the Common Shares, the date or dates on which the Common Shares are required to be purchased by the holders of the Share Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Share Purchase Contracts or visa versa, and the terms of the offering and sale thereof; and
(iv) in the case of Share Purchase Units, the specific terms of the Share Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase Common Shares under the Share Purchase Contracts, and the terms of the offering and sale thereof. The amounts payable by the Company in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the holders of Securities covered by the Prospectus Supplement.

    The Company may sell Securities offered hereby to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. The Prospectus Supplement will also set forth the names of the underwriters, dealers and agents involved in the sale of the Securities offered hereby, the principal amounts, if any, to be purchased by the underwriters or agents and the compensation, if any, of such underwriters or agents and any applicable commissions or discounts. The net proceeds to the Company from the sale of the Securities offered hereby will also be set forth in the Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------


               The date of this Prospectus is             , 1998.

    No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http:/ /www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Common Shares are listed.

    This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Shares. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

    The Company's Transition Report on Form 10-K for the fiscal year ended September 30, 1997.


    The Company's Transition Report on Form 10-K/A for the fiscal year ended September 30, 1997.


    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to David Brownell, Senior Vice President, Tyco International (US) Inc., One Tyco Park, Exeter, New Hampshire 03833 (telephone: (603) 778-9700).

                                  THE COMPANY

    Tyco International Ltd. ("Tyco" or the "Company") is a diversified manufacturing and service company that, through its subsidiaries, operates in four segments: (i) the manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (ii) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; (iii) the manufacture and distribution of flow control products; and (iv) the manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.


    On July 2, 1997, Tyco International Ltd., a Massachusetts corporation ("Former Tyco"), merged with a subsidiary of the Company, and the Company continued as the surviving public corporation. In connection with the merger, the Company changed its name from ADT Limited ("ADT") to Tyco International Ltd.



    The Company is a Bermuda company. Its registered offices are located at The Gibbons Building, 10 Queen Street, Hamilton HM11 Bermuda, and its telephone number is (441) 292-8674. The executive office of Tyco International (US) Inc., the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America, is located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.


                              CURRENT DEVELOPMENTS


    On December 20, 1997, the Company entered into an agreement to purchase from American Home Products Corporation its Sherwood-Davis & Geck division ("Sherwood") for $1.77 billion in cash. Sherwood, with annual revenues of approximately $1.0 billion, is a global manufacturer of medical and surgical devices, including catheters, needles and syringes, sutures, thermometers and other specialized disposable medical products. The Company expects to consummate the transaction in the second quarter of its 1998 fiscal year and to initially finance the transaction through a new bank credit facility. Signed commitment letters have been received from all banks participating in the Company's new $2.25 billion credit facility, which is expected to close during February 1998.


    The Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation.


    Tyco has recently announced that diluted earnings per share, before extraordinary items, for its first fiscal 1998 quarter ended December 31, 1997 were 43 cents per share, a 43 percent increase, compared to last year's 30 cents per share. Net income, before extraordinary items, rose to $240.8 million compared to last year's $150.5 million. Sales for the quarter increased 17 percent to $2.69 billion compared to last year's $2.29 billion. Last year's results have been restated to account for poolings of interests transactions relating to the the merger of the Company and Former Tyco and the acquisitions of Keystone International, Inc. ("Keystone") and INBRAND Corporation ("INBRAND"), and are before non-recurring charges and extraordinary items. Results for the first quarter of fiscal 1998 included, among other acquisitions, the operations of Tyco Submarine Systems Ltd, acquired by the Company's Electrical and Electronic Components group in July 1997. Per share information for all periods presented reflects a two-for-one stock split effective on October 22, 1997.


                                USE OF PROCEEDS

    Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to refinance, in part, existing indebtedness, to finance, in part, the cost of acquisitions, including Sherwood, and for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the nine month transitional fiscal year ended September 30, 1997, and the years ended December 31, 1996, 1995, 1994 and 1993.

                                                                             FISCAL YEAR                 YEAR ENDED DECEMBER
                                                                                ENDED
                                                                              SEPTEMBER                          31,
                                                                                 30,                     --------------------
                                                                               1997(3)         1996        1995       1994
                                                                           ---------------     -----     ---------  ---------
Ratio of earnings to fixed charges(1)(2).................................            (4)            (4)       3.00       3.33


                                                                             1993
                                                                           ---------
Ratio of earnings to fixed charges(1)(2).................................       2.76

------------------------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, cumulative effect of change in accounting methods and extraordinary items, and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.


(2) On July 2, 1997, a wholly-owned subsidiary of the Company merged with Former Tyco. On August 27, 1997, the Company consummated a merger with INBRAND, and, on August 29, 1997, the Company consummated a merger with Keystone. Each of the three merger transactions qualifies for pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994 and 1993 include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include INBRAND due to immateriality.


   Prior to the respective mergers, ADT and Keystone had calendar year ends and Former Tyco and INBRAND had June 30 fiscal year ends. The historical results upon which the ratios are based have been combined using a calendar year end for ADT, Keystone and Former Tyco for the year ended December 31, 1996. For 1995, 1994, and 1993, the ratio of earnings to fixed charges reflects the combination of ADT and Keystone with a calendar year end and Former Tyco with a June 30 fiscal year end.

(3) In September 1997, the Company changed its fiscal year end from December 31 to September 30. The fiscal year ended September 30, 1997 represents the nine month period ended September 30, 1997.

(4) Earnings were insufficient to cover fixed charges by $589.7 million and $61.2 million in 1997 and 1996, respectively.

   Earnings for the nine months ended September 30, 1997 and the year ended
    December 31, 1996 included merger, restructuring and other nonrecurring charges of $917.8 million and $246.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $148.4 million and $744.7 million, respectively in the 1997 and 1996 periods. The 1997 period also includes a write off of purchased in process research and development of $361.0 million.

   On a pro forma basis the ratio of earnings to fixed charges excluding merger, restructuring and other nonrecurring charges, charge for the impairment of long-lived assets and write off of purchased in process research and development would have been 5.44x and 4.68x for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively.

                         DESCRIPTION OF DEBT SECURITIES


    The Debt Securities offered hereby will be issued under an indenture (hereinafter the "Indenture"), between the Company and the trustee thereunder (hereinafter referred to as the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to this Registration Statement. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.



    The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture or in any supplemental indenture thereto and any applicable material federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.


GENERAL


    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series unless otherwise provided in any supplemental indenture and the applicable Prospectus Supplement.



    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, Debt Securities offered pursuant to this Prospectus will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with other unsecured and unsubordinated obligations of the Company for money borrowed. Except as may be provided in any supplemental indenture and set forth in the applicable Prospectus Supplement, the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. Except as may be provided in any supplemental indenture and set forth in the applicable Prospectus Supplement, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.


    A Prospectus Supplement will set forth where applicable the following terms of and information relating to the Debt Securities offered pursuant to this
Prospectus: (i) the designation of the Debt Securities; (ii) the aggregate principal amount of the Debt Securities; (iii) the date or dates on which principal of, and premium, if any, on the Debt Securities is payable; (iv) the rate or rates at which the Debt Securities shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which interest will accrue and on which such interest will be payable and the related record dates; (v) if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Debt Securities will be payable;
(vi) any redemption, repayment or sinking fund provisions; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Debt Securities will be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (ix) whether the Debt Securities shall be issued in the form of a global security or securities; (x) any other specific terms of the Debt Securities (which may, for example, include the currency, and any index used to determine the amount, of payment of principal of and any premium and interest on the Debt Securities); and (xi) if other than the Trustee, the identity of any trustees, paying agents, transfer agents or registrars with respect to the Debt Securities.

    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, Debt Securities offered pursuant to this Prospectus will be issued either in certificated, fully registered form, without coupons, or as global notes under a book-entry system.



    Upon receipt of an authentication order from the Company together with any other documentation required by the Indenture or any supplemental indenture thereto, the Trustee will authenticate Debt Securities in the appropriate form and for the amount specified in the applicable Prospectus Supplement and the supplemental indenture relating thereto.



    Unless otherwise provided in any supplemental indenture and specified in the applicable Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities offered pursuant to this Prospectus will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.


    Interest, if any, on any series of Debt Securities offered pursuant to this Prospectus will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons described in the accompanying Prospectus Supplement.


    If Debt Securities offered pursuant to this Prospectus are issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at more than a DE MINIMIS discount below their stated principal amount, the federal income tax consequences to the holders of Debt Securities and other special considerations applicable to such original issue discount securities will be as provided in the applicable Prospectus Supplement.



    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, there are no covenants or provisions contained in the Indenture which afford the holders of Debt Securities offered pursuant to this Prospectus protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of the outstanding Debt Securities.


BOOK-ENTRY SYSTEM


    If so specified in the applicable Prospectus Supplement, Debt Securities of any series offered pursuant to this Prospectus may be issued under a book-entry system in the form of one or more global securities ("Global Securities"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee. The specific terms of the depositary arrangement with respect to any series of Debt Securities, or portion thereof, to be represented by a Global Security will be provided in the supplemental indenture relating thereto and described in the applicable Prospectus Supplement.



    The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



    Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in the Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdiction require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.



    So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture.



    Payment of principal of, premium, if any, and any interest on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



    The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in "street name," and will be the responsibility of such participants.



    A Global Security may not be transferred except as a whole to a nominee or successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue certificates in registered form in exchange for the Global Security or securities representing the Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have Debt Securities of a series represented by a Global Security and, in such event, will issue certificates in definitive form in exchange for the Global Security representing such Debt Securities.


COVENANTS


    Any covenants, including any restrictive covenants, of the Company with respect to any series of Debt Securities will be provided in a supplemental indenture and described in the applicable Prospectus Supplement.

MERGER, CONSOLIDATION, SALE, LEASE OR CONVEYANCE


    The Indenture provides that unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all of its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all of the assets of the Company shall expressly assume the payment of principal of, premium, if any, and interest on the Debt Securities and the observance of all the covenants and agreements under the Indenture to be performed or observed by the Company, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and agreements of the Indenture to be performed or observed by the Company.


EVENTS OF DEFAULT


    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, an Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal of or premium, if any, on any Debt Securities of such series (including any sinking fund payment); default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all Debt Securities of all affected series, as provided in the supplemental indenture relating thereto and described in the applicable Prospectus Supplement, specifying that such notice is a "Notice of Default" under the Indenture; default by the Company in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed (other than Non-Recourse Indebtedness, as defined) in the principal amount set forth in the applicable Prospectus Supplement, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to the Company by the Trustee or the holders of at least 25% of the principal amount of all of the Debt Securities at the time outstanding (treated as one class); certain events involving bankruptcy, insolvency or reorganization of the Company; or any other Event of Default established for the Debt Securities of such series set forth in the accompanying Prospectus Supplement. Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Indenture requires that the Trustee transmit notice of any uncured default under the Indenture with respect to any series, within 90 days after the occurrence of such default, to the holders of Debt Securities of each affected series, except that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, premium, if any, or interest on, such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so.



    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture or due to the default in the performance or breach of any other covenant or agreement of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under the Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under the Indenture and then outstanding (each such series voting as a separate class) may declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding, or due to a default in payment at final maturity upon or acceleration of indebtedness for money borrowed in the principal amount set forth in the applicable Prospectus Supplement, or to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding (each such series voting as a separate class or all such Debt Securities voting as a single class, as the case may be).


    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities.



    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, no holder of Debt Securities of any series may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request, and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding.



    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Company is required to file annually with the Trustee a written statement as to compliance with the covenants and agreements contained in the Indenture.


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE


    Unless otherwise provided in any supplemental indenture and described in the applicable Prospectus Supplement, the Company may discharge certain obligations with respect to any series of Debt Securities issued under the Indenture by irrevocably depositing with the applicable Trustee cash or direct obligations of the United States as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on such Debt Securities upon the terms and conditions set forth in the Indenture and described in the applicable Prospectus Supplement relating to such Debt Securities.



MODIFICATION OF THE INDENTURE



    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities, except that no such modification shall
(i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected or (ii) reduce the aforesaid percentage in principal amount of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.



    The Indenture contains provisions permitting the Company and the Trustee, without the consent of any holders of Debt Securities, to enter into a supplemental indenture, amoung other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the Indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the Indenture or any supplemental indenture as the Board of Directors of the Company deems necessary or desirable and which does not adversely affect the interest of the holders of Debt Securities in any material respect. The Company and the Trustee, without the consent of any holders of Debt Securities, may also enter into a supplemental indenture to establish the form or terms of any series of Debt Securities as are not otherwise inconsistent with any of the provisions of the Indenture.

                          DESCRIPTION OF CAPITAL STOCK


    The summary of the terms of the share capital of Tyco set forth below does not purport to be complete and is qualified by reference to the Tyco Memorandum of Association (the "Tyco Memorandum") and the Bye-laws of Tyco (the "Tyco Bye-Laws"). Copies of the Tyco Memorandum and the Tyco Bye-Laws are filed as exhibits to the Registration Statement.


AUTHORIZED SHARE CAPITAL


    Tyco's authorized share capital consists of 750,000,000 Common Shares, par value $0.20 per share, 125,725,000 convertible cumulative redeemable preference shares, par value $1 per share, divided into three classes (the "Convertible Preference Shares") (including a class of first preference shares (the "First Preference Shares")), and 25,000 exchangeable cumulative redeemable preference shares, par value $1 per share (the "Exchangeable Preference Shares") (the Convertible Preference Shares and the Exchangeable Preference Shares, collectively, the "Preference Shares"). As of January 16, 1998, there were 550,182,802 Common Shares outstanding and no Preference Shares outstanding. As of such date, 7,500,000 First Preference Shares had been designated as Series A First Preference Shares and reserved for issue upon exercise of the Rights under Tyco's Shareholder Rights Plan.


COMMON SHARES


    DIVIDENDS. The Board of Directors of Tyco may declare dividends out of profits of Tyco available for that purpose as long as there are no reasonable grounds for believing that Tyco is, or after such dividend would be, unable to pay its liabilities as they became due or if the realizable value of Tyco's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in Tyco, all dividends are payable according to the amounts paid or credited as paid on Common Shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in countries outside the United States may receive payment in another currency. Any dividend which is unclaimed after a period of 12 years is forfeited and reverts to Tyco.



    VOTING RIGHTS. At any general meeting of Tyco, votes may be given in person or by proxy and each holder of Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Common Share held by him. The Tyco Bye-Laws require that any proxy must be a shareholder of Tyco. Under the Tyco Bye-Laws, two holders of Common Shares present, in person or by proxy, constitute a quorum at a general meeting.


    LIQUIDATION. On a liquidation of Tyco, holders of Common Shares are entitled to receive any assets remaining after the payment of the Tyco's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.


    SUSPENSION OF RIGHTS. In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Common Share may be suspended. The Tyco Bye-Laws provide that a shareholder is not entitled (except as proxy for another shareholder) to be present or vote at any meeting if such shareholder has been served, and failed to comply, with a notice under the Tyco Bye-Laws stating that such shareholder must make an offer in accordance with the UK City Code on Takeovers and Mergers, as applied by the Tyco Bye-Laws, or otherwise in accordance with the Tyco Bye-Laws. The effect of these provisions is that if any person (and persons acting in concert with such person) acquires shares which carry 30 per cent or more of the voting rights of Tyco, such person may be required to make an offer for all the outstanding shares to acquire such shares for cash, on the terms set forth in the Tyco Bye-Laws. The Tyco Bye-Laws also provide that a shareholder loses the right to vote for a period of 180 days if such shareholder acquires three per cent or more of the issued share capital of any class, either alone or with others, and fails to notify Tyco of such acquisition within two days or, if he already possesses three per cent or more, such shareholder fails to notify Tyco of a change in the shareholder's interest amounting to one per cent or more of the share capital of any class and such shareholder is so notified by the Board of Directors of such loss of right. In addition, the Tyco Bye-Laws provide that any person who is known or believed by Tyco to be interested in Common Shares and has failed to comply with a notice from Tyco requesting specified information regarding such person's interests in shares shall lose the right to vote for the period during which such person fails to comply with the notice plus an additional 90 days. The right of a shareholder to receive payments of income and capital on a share may be suspended while the voting rights attached to such share are suspended.


    VARIATION OF RIGHTS. If at any time the share capital of Tyco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.


    TRANSFERS. Common Shares may be transferred in any manner the Tyco Board of Directors may approve. The Board of Directors may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the Board of Directors may approve and must be lodged at the office of the registrar of Tyco for registration. The Tyco Board of Directors may decline to register any transfer of shares on which Tyco has a lien or any transfer of shares not fully paid up. Under the Tyco Bye-Laws, the Board of Directors may decline to register any transfer of shares by a transferor or to a transferee on whom Tyco has dully served a notice under the provisions of the Tyco Bye-Laws during a period of suspension of voting rights.



    REGISTRAR AND TRANSFER AGENT. AS&K Services Ltd. is Tyco's Registrar. ChaseMellon Shareholder Services, L.L.C. is the transfer agent for Common Shares.


TYCO PREFERENCE SHARES


    Under the Tyco Bye-Laws, the Tyco Board of Directors, in its sole discretion, may designate, allot and issue one or more series of First Preference Shares from the authorized and unissued First Preference Shares. Subject to limitations imposed by law, the Tyco Memorandum or the Tyco Bye-Laws, the Board of Directors is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of First Preference Shares.


SHAREHOLDER RIGHTS PLAN


    In 1996, Tyco adopted a Shareholder Rights Plan (the "Shareholder Rights Plan"). The Shareholder Rights Plan provides that unless certain actions are taken by the Tyco Board of Directors, upon the Distribution Date (as defined therein) each right other than those rights owned by an Acquiring Person (as defined therein) will become exercisable. Each right entitles its holder, among other things, to purchase Common Shares from Tyco at a 50% discount from the market price of Common Shares on the Distribution Date.


STOCK EXCHANGE LISTING

    The Common Shares are listed on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.

                    DESCRIPTION OF SHARE PURCHASE CONTRACTS
                            AND SHARE PURCHASE UNITS

    The Company may issue Share Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Common Shares at a future date or dates. The price per Common Share may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may be issued separately or as a part of units ("Share Purchase Units") consisting of a Share Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Shares under the Share Purchase Contracts. The Share Purchase Contracts may require the Company to make periodic payments to the holders of the Share Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

    The applicable Prospectus Supplement will describe the terms of any Share Purchase Contracts or Share Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Share Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Share Purchase Contracts or Share Purchase Units.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES


    The validity of the Securities to be sold pursuant to this Prospectus, as to matters of Bermuda law, will be passed upon for the Company by Appleby, Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to the Company, and, as to all other matters, will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York, counsel to the Company. Joshua M. Berman, a director and vice president of the Company, is counsel to Kramer, Levin, Naftalis & Frankel. Mr. Berman owns beneficially 68,000 Common Shares.


                                    EXPERTS

    The consolidated financial statements and financial statement schedule included in the Company's Transition Report on Form 10-K for fiscal year ended September 30, 1997 and incorporated by reference in this prospectus have been audited by Coopers & Lybrand, independent public accountants, as set forth in their report included therein. In that report, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Coopers & Lybrand L.L.P. and Arthur Andersen LLP. The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance upon said reports given upon the authority of those firms as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement are as follows:

SEC registration fee (actual).....................................  $ 590,000
Printing and engraving expenses...................................    100,000
Legal fees and expenses...........................................    100,000
Accounting fees and expenses......................................     50,000
Miscellaneous.....................................................     60,000
                                                                    ---------
Total.............................................................  $ 900,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $75 million of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS


      1 -  Form of Underwriting Agreement*

    3.1 -  Memorandum of Association (as altered) of the Registrant (incorporating all amendments to May 26, 1992) (incorporated by reference as an Exhibit to the
           Registrant's Annual Report on Form 10-K for the year ended December 31, 1992)

    3.2 -  Certified copy of a resolution approved at the Annual General Meeting of common shareholders of ADT Limited held on October 12, 1993, approving an increase in the authorized common share capital of ADT Limited from $19.5 million to $22.0 million
           (incorporated by reference as an Exhibit to the Registrant's Annual Report on Form
           10-K for the year ended December 31, 1993)

    3.3 -  Certified copy of a resolution approved at a special meeting of common shareholders of the Registrant held on July 2, 1997, approving the consolidation and division of the common shares of $0.10 of the Registrant into new common shares of $0.20 each and increasing the authorized number of common shares to 750,000,000**

    3.4 -  Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997 ("July 10, 1997
           8-K"))

    3.5 -  Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form
           8-K)

    4.1 -  Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996
           (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)

    4.2 -  First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to
           Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996
           (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)

    4.3 -  Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to
           Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996
           (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)

    4.4 -  Form of Share Purchase Contract*

    4.5 -  Form of Indenture**

    4.6 -  Form of Pledge Agreement*

    4.7 -  Form of Common Share Certificate

    5.1 -  Opinion of Appleby, Spurling & Kempe*

    5.2 -  Opinion of Kramer, Levin, Naftalis & Frankel*

     12 -  Statement of Computation of Ratio of Earnings to Fixed Charges***

   23.1 -  Consent of Coopers & Lybrand

   23.2 -  Consent of Coopers & Lybrand L.L.P.

   23.3 -  Consent of Arthur Andersen LLP

     24 -  Power of Attorney***

     25 -  Statement of Eligibility of Trustee on Form T-1**


------------------------

* To be filed by amendment or under cover of Form 8-K and incorporated herein by reference.


**  To be filed by pre-effective amendment.



*** Previously filed.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 6th day of February, 1998.



                                TYCO INTERNATIONAL LTD.

                                By:              /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                                   Mark H. Swartz
                                             Executive Vice President -
                                              Chief Financial Officer
                                     (Principal Financial
                                     and Accounting Officer)



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON FEBRUARY 6, 1998 IN THE CAPACITIES INDICATED BELOW.


          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Chairman of the Board,
              *                   President, Chief
------------------------------    Executive Officer and
     L. Dennis Kozlowski          Director (Principal
                                  Executive Officer)

              *                 Director
------------------------------
     Michael A. Ashcroft

              *                 Director
------------------------------
       Joshua M. Berman

              *                 Director
------------------------------
      Richard S. Bodman

              *                 Director
------------------------------
         John F. Fort

              *                 Director
------------------------------
       Stephen W. Foss

              *                 Director
------------------------------
     Richard A. Gilleland

              *                 Director
------------------------------
      Philip M. Hampton

              *                 Director
------------------------------
     James S. Pasman, Jr.

              *                 Director
------------------------------
       W. Peter Slusser

          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Vice President and Chief
      /s/ MARK H. SWARTZ          Financial Officer
------------------------------    (Principal Financial and
        Mark H. Swartz            Accounting Officer)

              *                 Director
------------------------------
     Frank E. Walsh, Jr.




          /s/ MARK H. SWARTZ
                 *By:
--------------------------------------------------------------------------------
            Mark H. Swartz
           ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT                                                                     NUMBERED
 NUMBER                               DESCRIPTION                             PAGE
--------      ------------------------------------------------------------  --------
     1     -  Form of Underwriting Agreement*
     3.1   -  Memorandum of Association (as altered) of the Registrant
              (incorporating all amendments to May 26, 1992) (incorporated by reference as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992)
     3.2   -  Certified copy of a resolution approved at the Annual
              General Meeting of common shareholders of ADT Limited held on October 12, 1993, approving an increase in the authorized common share capital of ADT Limited from $19.5 million to
              $22.0 million (incorporated by reference as an Exhibit to
              the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1993)
     3.3   -  Certified copy of a resolution approved at a special meeting of common shareholders of the Registrant held on July 2,
              1997, approving the consolidation and division of the common shares of $0.10 of the Registrant into new common shares of
              $0.20 each and increasing the authorized number of common
              shares to 750,000,000**
     3.4   -  Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on
              Form 8-K filed July 10, 1997 ("July 10, 1997 8-K"))
     3.5   -  Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form 8-K)
     4.1   -  Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to
              Registrant's Form 8-A dated November 12, 1996)
     4.2   -  First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March
              3, 1997)
     4.3   -  Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between Registrant
              and Citibank N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2,
              1997)
     4.4   -  Form of Share Purchase Contract*
     4.5   -  Form of Indenture**
     4.6   -  Form of Pledge Agreement*
     4.7   -  Form of Common Share Certificate
     5.1   -  Opinion of Appleby, Spurling & Kempe*
     5.2   -  Opinion of Kramer, Levin, Naftalis & Frankel*
    12     -  Statement of Computation of Ratio of Earnings to Fixed
              Charges***
    23.1   -  Consent of Coopers & Lybrand
    23.2   -  Consent of Coopers & Lybrand L.L.P.
    23.3   -  Consent of Arthur Andersen LLP
    24     -  Power of Attorney***
    25     -  Statement of Eligibility of Trustee on Form T-1**


------------------------
* To be filed by amendment or under cover of Form 8-K and incorporated herein by reference.


**  To be filed by pre-effective amendment.



*** Previously filed.